Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in Registration Statement No. 033-46506 on Form S-8, Registration Statement No. 333-101494 on Form S-8, Registration Statement No. 333-83658 on Form S-8, Registration Statement No. 333-83656 on Form S-8, Registration Statement No. 333-72931 on Form S-8, and Registration Statement No. 333-117445 on Form S-8 of Dycom Industries, Inc., of our report dated October 8, 2004, appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 31, 2004.

/s/ DELOITTE & TOUCHE LLP

West Palm Beach, Florida

October 8, 2004